UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2008

K-V Pharmaceutical Company
(Exact name of Registrant as specified in its charter)

Delaware	1-9601	43-0618919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2503 South Hanley Road St. Louis, MO (Address of principal executive offices)	63144 (Zip Code)

Registrant’s telephone number, including area code: (314) 645-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) and (c) On December 5, 2008, the Board of Directors of K-V Pharmaceutical Company (the “Company”), acting upon the recommendation of the Audit Committee as a result of its investigation with respect to a range of specific allegations involving, among other things, FDA regulatory and other compliance matters and management misconduct, terminated the employment agreement of Marc S. Hermelin, the Chief Executive Officer of the Company, “for cause” (as that term is defined in such employment agreement). In addition, the Board of Directors of the Company removed Mr. Hermelin as the Chairman of the Board of Directors of the Company and as the Chief Executive Officer of the Company, effective December 5, 2008. Mr. Hermelin is expected to remain a member of the Board of Directors of the Company.
     Mr. Hermelin has informed the Company, however, that he believes he effectively retired from his employment with the Company prior to the action on December 5, 2008 by the Board of Directors.
     The Board of Directors has appointed (i) David A. Van Vliet to serve as interim Chief Executive Officer of the Company and (ii) Terry B. Hatfield, a current director, to serve as non-executive Chairman of the Board of Directors. The appointments of Mr. Van Vliet and Mr. Hatfield were effective December 5, 2008. Mr. Van Vliet will serve as interim Chief Executive Officer until a permanent replacement has been named. The Board of Directors of the Company will initiate promptly a search process to retain a permanent Chief Executive Officer, and will consider Mr. Van Vliet as a candidate during this process.
     David A. Van Vliet, age 53, most recently served as the President and Chief Executive Officer of ETHEX Corporation, the Company’s largest subsidiary, since August 2008. Prior to taking over ETHEX, Van Vliet served as Chief Administration Officer of the Company from 2006 until August 2008. Mr. Van Vliet was a member of the Board of Directors of the Company from August 2004 to 2006. Before joining the Company, Mr. Van Vliet was President and Chief Operating Officer of Angelica Corporation from June 2005 to September 2006, and President and Chief Executive Officer of Growing Family, Inc. for eight years.
     Terry B. Hatfield, age 61, has been a member of the Board of Directors of the Company since 2004. He has been President of ZeaVision, a company focused on zeaxanthin and its benefits to those suffering (or at risk of) age-related vision loss, since 2003. From 2001 to 2003, Mr. Hatfield was a consultant for merger and acquisition transactions. Prior to that, Mr. Hatfield worked in executive management with Ralston-Purina and DuPont.
     A copy of the Company’s press release, dated December 5, 2008, related to the matters discussed under this Item 5.02, is filed herewith as Exhibit 99.1.

Item 5.03.	Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.
(a) On December 5, 2008, the Board of Directors approved an amendment to the by-laws of the Company to provide a procedure for the Board of Directors to fix a record date for the determination of stockholders entitled to express consent to corporate action in writing without a meeting. Pursuant to the amendment, any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent must, by written notice to the secretary, request that the Board of Directors fix a record date. Upon receiving such a written request, the Board of Directors shall promptly, but in all events within 10 days after the date on which the request is received, adopt a resolution fixing the record date, which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. The amendment is effective immediately.
     The foregoing description of the amendment to the by-laws does not purport to be a complete statement of the provisions thereof. Such description is qualified in its entirety by reference to the amendment, a copy of which is included as Exhibit 3.2 to this Form 8-K and is incorporated herein by reference thereto.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

3.2	Amendment to By-Laws of K-V Pharmaceutical Company as of December 5, 2008*

99.1	Press Release, dated December 5, 2008*

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-V Pharmaceutical Company

By:	/s/ Ronald J. Kanterman Ronald J. Kanterman
Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Date: December 5, 2008

EXHIBIT INDEX

Exhibit No.	Description
3.2	Amendment to By-Laws of K-V Pharmaceutical Company as of December 5, 2008*
99.1	Press Release, dated December 5, 2008*

*	Filed herewith